UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 10, 2006

Caliper Life Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28229 (Commission File Number)	33-0675808 (IRS Employer Identification No.)
68 Elm Street
Hopkinton, MA 01748
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (508) 435-9500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
Ex-99.1 Press Release dated February 13, 2006

ITEM 1.01    ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT.
On February 10, 2006, Caliper Life Sciences, Inc., a Delaware corporation (“Caliper”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Caliper Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of Caliper (“Merger Sub”) and Xenogen Corporation, a Delaware corporation (“Xenogen”). The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, Xenogen will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Caliper (the “Merger”).
At the effective time and as a result of the Merger, the aggregate consideration to be paid to the stockholders of Xenogen and the holders of Xenogen warrants shall consist of approximately 13,200,000 shares of the common stock, $0.001 par value per share, of Caliper (the “Caliper Common Stock”), and warrants to purchase approximately 5,125,000 shares of Caliper common stock (the “Caliper Warrants”), together with cash in lieu of fractional shares of Caliper Common Stock and fractional Caliper Warrants. It is presently expected that each share of the common stock, $0.001 per share, of Xenogen (the “Xenogen Common Stock”) will be converted, at the effective time of the Merger, into the right to receive (x) approximately 0.575 of a share of Caliper Common Stock and (y) approximately 0.223 of a Caliper Warrant. The exchange ratios are subject to adjustment depending upon the number of outstanding shares and warrants to purchase Xenogen Common Stock at the effective time of the Merger. The Caliper Common Stock and the Caliper Warrants (together with the shares of Caliper Common Stock to be issued upon any subsequent exercise of the Warrants) to be issued pursuant to the Merger will be registered for issuance by Caliper under a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended.
Caliper will also assume all outstanding warrants to purchase Xenogen Common Stock, which will be exercisable following the Merger for the same consideration payable to holders of Xenogen Common Stock in the Merger. All outstanding employee stock options to purchase Xenogen Common Stock that are unexercised prior to the closing of the Merger will be terminated upon the closing.
Xenogen has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) to use commercially reasonable efforts to take all actions necessary or advisable to permit the consummation of the Merger, (iv) not to solicit proposals relating to alternative business combination transactions, and (v) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions. Caliper and Merger Sub have also made customary representations, warranties and covenants in the Merger Agreement, including covenants (i) to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, and (iii) to use commercially reasonable efforts to take all actions necessary or advisable to permit the consummation of the Merger.
Consummation of the Merger is subject to certain conditions, including (i) receipt of necessary regulatory clearance, including receipt of antitrust approvals and clearance by the Securities and Exchange Commission of the Registration Statement on Form S-4 referenced above, (ii) approval of the Merger Agreement and the Merger by the stockholders of Xenogen at a special meeting to be called for such purpose, (iii) approval of the issuance of the shares of Caliper Common Stock and Caliper Warrants in the Merger by the stockholders of Caliper at a special meeting to be called for such purpose, (iv) absence of any law or order prohibiting the consummation of the Merger, (v) subject to certain exceptions, the accuracy of the representations and warranties made by Xenogen and by Caliper, and (vi) the absence of any material adverse effect on Xenogen or Caliper. Effective upon the closing of the Merger, Caliper has also agreed to expand the size of its Board of Directors from seven to nine members, and to appoint two designees of Xenogen to serve on its Board in the vacancies created by such expansion.
Caliper has also entered into an amendment to its Rights Agreement, dated as of December 18, 2001 (the “Rights Agreement”), between Caliper and Wells Fargo Bank Minnesota, N.A., to ensure that the provisions of the Rights Agreement shall be inapplicable to the Merger and the transactions contemplated thereby. Caliper has also entered into voting agreements with the holders of approximately 31% of the outstanding stock of Xenogen pursuant to which such stockholders have agreed to vote their shares in favor of the Merger and the transactions contemplated thereby. Xenogen has entered into voting agreements with the holders of approximately 13% of the outstanding stock of Caliper pursuant to which such stockholders have agreed to vote their shares in favor of the issuance of Caliper Common Stock and Caliper Warrants and related matters .
The Merger Agreement contains certain termination rights for both Caliper and Xenogen. Upon termination of the Merger Agreement under specified circumstances, Xenogen would be required to pay Caliper a termination fee of $3.1 million. Upon termination of the Merger Agreement under other specified circumstances, Caliper would be required to pay Xenogen a termination fee of $2 million.
A copy of the press release announcing the execution of the Merger Agreement is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.
(d)        Exhibit.

99.1	Press Release dated February 13, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2006	Caliper Life Sciences, Inc.
/s/ Thomas T. Higgins
Thomas T. Higgins
Executive Vice President and Chief Financial Officer